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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors and Stockholders
Hanover Direct, Inc.:

We consent to the use of our audit report dated April 2, 2004, with respect to the consolidated balance sheets of Hanover Direct, Inc. as of December 27, 2003 and December 28, 2002 and the related consolidated statements of income (loss), shareholders' deficiency, and cash flows for the years then ended, and the related 2002 and 2003 consolidated financial statement schedules, incorporated herein by reference.

Our report dated April 2, 2004 contains an explanatory paragraph relating to the fact that the 2001 consolidated financial statements and financial statement schedule of Hanover Direct, Inc. were audited by other auditors who have ceased operations. Our report also refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" in 2003 and of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" in 2002.

Our report also indicates that the Company's consolidated balance sheet as of December 28, 2002 has been restated to classify certain long-term debt as current.

KPMG LLP


New York
April 13,2004